Exhibit 99.1
Motorola Solutions Reports Third Quarter 2023 Financial Results
Company raises full-year revenue and earnings outlook again

•Sales of $2.6 billion, up 8% versus a year ago
◦Software and Services sales up 12%
◦Products and Systems Integration sales up 5%
•GAAP earnings per share (EPS) of $2.70, up 66% versus a year ago
•Non-GAAP EPS* of $3.19, up 6% versus a year ago
•Generated $714 million of operating cash flow, up $326 million versus a year ago
•Record Q3 ending backlog of $14.3 billion, up 6% versus a year ago

CHICAGO – November 2, 2023 – Motorola Solutions, Inc. (NYSE: MSI) today reported its earnings results for the third quarter of 2023.

“Q3 was another strong quarter, with record third-quarter revenue, earnings and cash flow,” said Greg Brown, chairman and CEO of Motorola Solutions. “Safety and security have never been more important and we continue to see robust demand which drove our record Q3 backlog. As a result, we’re again raising our revenue and earnings expectations for the full year.”

KEY FINANCIAL RESULTS (presented in millions, except per share data and percentages)

	Q3 2023	Q3 2022	% Change
Sales	$2,556	$2,373	8%
GAAP
Operating Earnings	$639	$373	71%
% of Sales	25.0%	15.7%
EPS	$2.70	$1.63	66%
Non-GAAP*
Operating Earnings	$741	$676	10%
% of Sales	29.0%	28.5%
EPS	$3.19	$3.00	6%
Products and Systems Integration Segment
Sales	$1,612	$1,529	5%
GAAP Operating Earnings	$364	$303	20%
% of Sales	22.6%	19.8%
Non-GAAP Operating Earnings*	$420	$375	12%
% of Sales	26.1%	24.5%
Software and Services Segment
Sales	$944	$844	12%
GAAP Operating Earnings	$275	$70	293%
% of Sales	29.1%	8.3%
Non-GAAP Operating Earnings*	$321	$301	7%
% of Sales	34.0%	35.7%
*Non-GAAP financial information excludes the after-tax impact of approximately $0.49 per diluted share related to highlighted items, including share-based compensation expenses and intangible assets amortization expense. Details regarding these non-GAAP adjustments and the use of non-GAAP measures are included later in this news release.

OTHER SELECTED FINANCIAL RESULTS

•Revenue - Sales were $2.6 billion, up 8% from the year-ago quarter driven by growth in North America and International. Revenue from acquisitions was $19 million and currency tailwinds were $13 million in the quarter. The Products and Systems Integration segment grew 5%, driven by growth in land mobile radio communications ("LMR") and video security and access control ("Video"). The Software and Services segment grew 12%, driven by growth in command center, LMR and Video, partially offset by the revenue deferral for Airwave attributed to the pricing control in the remedies order as previously noted.
•Operating margin - GAAP operating margin was 25.0% of sales, up from 15.7% in the year-ago quarter primarily due to the $147 million fixed asset impairment charge related to the exit from the Emergency Services Network ("ESN") contract in the U.K. recorded in the prior year. Non-GAAP operating margin was 29.0% of sales, up 50 basis points from 28.5% in the year-ago quarter, driven by higher sales, lower material costs and improved operating leverage, partially offset by the revenue deferral for Airwave and mix in the Products and System Integration segment.
•Taxes - The GAAP effective tax rate was 21.5%, up from 15.9% in the year-ago quarter. The non-GAAP effective tax rate was 22.7%, up from 19.7% in the year-ago quarter. The increase in both the GAAP and non-GAAP tax rate was primarily driven by lower benefits from stock-based compensation recognized in the current year.
•Cash flow - Operating cash flow was $714 million, compared to $388 million in the year-ago quarter and free cash flow was $649 million compared to $318 million in the year-ago quarter. Both the operating cash flow and free cash flow for the quarter increased primarily due to higher earnings, net of non-cash charges, and improved working capital.
~~•~~Capital allocation - During the quarter, the company repurchased $322 million of shares, paid $147 million in cash dividends, and incurred $65 million of capital expenditures.
•Backlog - The company ended the quarter with record Q3 backlog of $14.3 billion, up 6% or $764 million from the year-ago quarter, inclusive of $321 million of favorable currency rates. Products and Systems Integration segment backlog was up $62 million, or 1%, driven by continued strong demand in North America. Software and Services segment backlog was up $702 million, or 8%, inclusive of $294 million of favorable currency rates, driven by increases in multi-year software and services contracts in North America, partially offset by revenue recognition for the Airwave contract.

NOTABLE WINS AND ACHIEVEMENTS

Software and Services
•$23M LMR service agreement for a large European customer
•$23M LMR service agreement for East Bay Regional Communication Systems
•$20M LMR service agreement for the Los Angeles Police Department
•$12M command center order for Tarrant County 9-1-1 District, TX
•$8M body-worn camera order for the Metro Nashville Police Department

Products and Systems Integration
•$75M P25 device order for a U.S. federal customer
•$55M P25 system order for a Southeast Asia customer
•$42M P25 device order for the Texas Department of Public Safety
•$30M P25 device order for a U.S. federal customer
•$20M P25 device order for Indiana State Police
•$3M fixed video expansion order for a U.S. federal customer

BUSINESS OUTLOOK

•Fourth quarter 2023 - The company expects revenue growth of approximately 4%, compared to the fourth quarter of 2022. The company expects non-GAAP EPS in the range of $3.60 to $3.65 per share. This assumes approximately 171 million fully diluted shares and a non-GAAP effective tax rate of approximately 24%.
•Full-year 2023 - The company now expects revenue in the range of $9.930 billion to $9.945 billion, up from its prior guidance of $9.875 billion to $9.900 billion, and non-GAAP EPS of between $11.65 and $11.70 per share, up from its prior guidance of between $11.40 and $11.48 per share. This outlook assumes approximately $40 million in foreign exchange headwinds, approximately 172 million fully diluted shares and a non-GAAP effective tax rate of approximately 23%.

The company has not quantitatively reconciled its guidance for forward-looking non-GAAP metrics to their most comparable GAAP measures because the company does not provide specific guidance for the various reconciling items as certain items that impact these measures have not occurred, are out of the company’s control, or cannot be reasonably predicted. Accordingly, a reconciliation to the most comparable GAAP financial metric is not available without unreasonable effort. Please note that the unavailable reconciling items could significantly impact the company’s results.

RECENT EVENTS
CMA UPDATE
In October 2021, the United Kingdom’s Competition and Markets Authority (the "CMA") announced that it had opened a market investigation into the Mobile Radio Network Services market. This investigation included Airwave, the company's private mobile radio communications network that it acquired in 2016. Airwave provides mission-critical voice and data communications to emergency services and other agencies in Great Britain.

On April 5, 2023, the CMA issued its final decision which stated it will impose a prospective price control on Airwave. The company strongly disagrees with the CMA’s final decision and it filed an appeal with the Competition Appeal Tribunal (“CAT”) on June 5, 2023. On July 31, 2023, the CMA adopted a remedies order which implements the price control set out in its final decision; however, the remedies order has been suspended until the CAT’s judgment on the company’s appeal. The CAT appeal hearing took place on August 2 and 3, 2023. Depending on the outcome, further appeals may occur throughout 2023 and 2024.

Based on the adoption of the remedies order, since August 1, 2023, revenue under the Airwave contract has been deferred and recognized in accordance with the prospective price control, which will continue until a successful appeal. The company estimates a year-over-year reduction in Airwave revenue of approximately $80 million in 2023, driven by the deferral of revenue, offset by incremental ongoing services and favorable foreign exchange rates. Meanwhile, the company's backlog continues to remain at original contract terms until new pricing is final. The company has tested its Airwave asset group for impairment, noting the assets are expected to be recoverable.
MACROECONOMIC EVENTS
Since the beginning of the COVID-19 pandemic, the company has navigated disruptions in its supply chain, in particular challenges in procuring certain semiconductor components along with diminished transportation capacity and higher freight costs. During the first nine months of 2023, the company has experienced gradual improvement in the market conditions influenced by the effects of the COVID-19 pandemic and the inflationary cost environment, particularly with respect to availability of materials in the semiconductor market. Where appropriate, the company has taken pricing actions around its product and service offerings to mitigate its exposure to inflationary pressures and have benefited from these adjustments during the first nine months of 2023. The company expects to continue to benefit from such adjustments in the last quarter of 2023. The company remains focused on improving its supplier network, engineering alternative designs and working to reduce supply shortages and effectively manage costs. In addition, the company continues to actively manage its inventory in an effort to enable continuity of supply and services to its customers, which includes diversifying the footprint of its supply chain operations. The company expects to maintain elevated levels of inventory until supply conditions stabilize.

CONFERENCE CALL AND WEBCAST Motorola Solutions will host its quarterly conference call beginning at 4 p.m. U.S. Central Time (5 p.m. U.S. Eastern Time) on Thursday, November 2. The conference call will be webcast live at www.motorolasolutions.com/investor. An archive of the webcast will be available for a limited period of time thereafter.

CONSOLIDATED GAAP RESULTS (presented in millions, except per share data)
A comparison of results from operations is as follows:

	Q3 2023	Q3 2022
Net sales	$2,556	$2,373
Gross margin	$1,280	$1,031
Operating earnings	$639	$373
Amounts attributable to Motorola Solutions, Inc. common stockholders
Net earnings	$464	$279
Diluted EPS	$2.70	$1.63
Weighted average diluted common shares outstanding	171.7	171.5

USE OF NON-GAAP FINANCIAL INFORMATION
In addition to the results presented in accordance with accounting principles generally accepted in the U.S. ("GAAP") included in this news release, Motorola Solutions also has included non-GAAP measurements of results, including free cash flow, non-GAAP operating earnings, non-GAAP EPS, non-GAAP operating margin, non-GAAP tax rate and organic revenue. The company has provided these non-GAAP measurements to help investors better understand its core operating performance, enhance comparisons of core operating performance from period-to-period and allow better comparisons of its operating performance to that of its competitors. Among other things, management uses these operating results, excluding the identified items, to evaluate the performance of its businesses and to evaluate results relative to certain incentive compensation targets. Management uses operating results excluding these items because it believes these measurements enable it to make better period-to-period evaluations of the financial performance of its core business operations. The non-GAAP measurements are intended only as a supplement to the comparable GAAP measurements and the company compensates for the limitations inherent in the use of non-GAAP measurements by using GAAP measures in conjunction with the non-GAAP measurements. As a result, investors should consider these non-GAAP measurements in addition to, and not in substitution for or as superior to, GAAP measurements.

Reconciliations: Details and reconciliations of such non-GAAP measurements to the corresponding GAAP measurements can be found at the end of this news release.

Free cash flow: Free cash flow represents net cash provided by operating activities less capital expenditures. The company believes that free cash flow is useful to investors as the basis for comparing its performance and coverage ratios with other companies in the company's industries, although the company's measure of free cash flow may not be directly comparable to similar measures used by other companies. This measure is also used as a component of incentive compensation.

Organic revenue: Organic revenue reflects net sales calculated under GAAP excluding net sales from acquired business owned for less than four full quarters. The company believes organic revenue provides useful information for evaluating the periodic growth of the business on a consistent basis and provides for a meaningful period-to-period comparison and analysis of trends in the business.

Non-GAAP operating earnings, non-GAAP EPS and non-GAAP operating margin each excludes highlighted items, including share-based compensation expenses and intangible assets amortization expense, as follows:

Highlighted items: The company has excluded the effects of highlighted items including, but not limited to, acquisition-related transaction fees, tangible and intangible asset impairments, reorganization of business charges, certain non-cash pension adjustments, legal settlements and other contingencies, gains and losses on investments and businesses, Hytera-related legal expenses, gains and losses on the extinguishment of debt and the income tax effects of significant tax matters, from its non-GAAP operating expenses and net income measurements because the company believes that these historical items do not reflect expected future operating earnings or expenses and do not contribute to a meaningful evaluation of the company's current operating performance or comparisons to the company's past operating performance. For the purposes of management's internal analysis over operating performance, the company uses financial statements that exclude highlighted items, as these charges do not contribute to a meaningful evaluation of the company's current operating performance or comparisons to the company's past operating performance.

Hytera-Related Legal Expenses: On March 14, 2017, the company filed a complaint in the U.S. District Court for the Northern District of Illinois (the “Court”) against Hytera Communications Corporation Limited of Shenzhen, China; Hytera America, Inc.; and Hytera Communications America (West), Inc. (collectively, “Hytera”), alleging trade secret theft and copyright infringement and seeking, among other things, injunctive relief, compensatory damages and punitive damages. On February 14, 2020, the company announced that a jury decided in the company's favor in its trade secret theft and copyright infringement case. In connection with this verdict, the jury awarded the company $345.8 million in compensatory damages and $418.8 million in punitive damages, for a total of $764.6 million. In a series of post-trial rulings in 2021, the Court subsequently reduced the judgment to $543.7 million, but also ordered Hytera to pay the company $51.1 million in pre-judgment interest and $2.6 million in costs, as well as $34.2 million in attorneys fees. The company continues to seek collection of the judgment through the ongoing legal process.

On December 17, 2020, the Court held that Hytera must pay the company a forward-looking reasonable royalty on products that use the company’s stolen trade secrets, and on December 15, 2021, set royalty rates for Hytera's sale of relevant products from July 1, 2019 forward. On July 5, 2022, the Court ordered that Hytera pay into a third-party escrow on July 31, 2022, the royalties owed to the company based on the sale of relevant products from July 1, 2019 to June 30, 2022. Hytera failed to make the required royalty payment on July 31, 2022. On August 1, 2022, Hytera filed a motion to modify or stay the Court’s previous July 5, 2022 royalty order, which the Court denied on July 11, 2023. On August 3, 2022, the company filed a motion seeking to hold Hytera in civil contempt for violating the royalty order by not making the required royalty payment on July 31, 2022. On August 26, 2023, the Court granted the company's contempt motion. As a result, on September 1, 2023, Hytera made a payment of $56 million into the third-party escrow. In addition to the September 1, 2023 payment of $56 million, Hytera has made de minimis regular quarterly royalty payments into the third-party escrow from October 2022 through October 2023. The aggregate amount paid into escrow will not be recognized until all contingencies are resolved and such amount is released from escrow.

On August 2, 2022, Hytera appealed the Court’s July 5, 2022 judgment with the U.S. Court of Appeals for the Seventh Circuit (the "Court of Appeals").The company filed its cross-appeal on August 5, 2022. The parties have now submitted all briefs and responses on Hytera's appeal and the company's cross-appeal. The Court of Appeals set an oral argument date of December 5, 2023.

Separate from the company's litigation with Hytera, on May 27, 2020, Hytera America, Inc. and Hytera Communications America (West), Inc. each filed for Chapter 11 bankruptcy protection in the U.S. Bankruptcy Court for the Central District of California (the “Bankruptcy Court”). On February 11, 2022, the Court entered an order to confirm the liquidation plan for the two Hytera entities and the distributions were made on February 25, 2022 to the creditors, including $13 million to the company. On December 22, 2022, an additional distribution of $2 million was made to the Company as well as an assignment of various delinquent accounts receivable of the bankrupt Hytera entities. The gain for the two monetary distributions were recorded to Other charges (income).

Management typically considers legal expenses associated with defending the company's intellectual property as “normal and recurring” and accordingly, Hytera-related legal expenses were included in both the company's GAAP and non-GAAP operating income for fiscal years 2017, 2018 and 2019. The company anticipates further expenses associated with Hytera-related litigation; however, as of 2020, the company believes that these expenses are no longer a part of the “normal and recurring” legal expenses incurred to operate its business. In addition, as any contingent or actual gains associated with the Hytera litigation are recognized, they will be similarly excluded from the company's non-GAAP operating income, consistent with the company's treatment of the $15 million of proceeds realized in 2022. The company believes after the jury award, the presentation of excluding both Hytera-related legal expenses and gains related to awards better aligns with how management evaluates the company's ongoing underlying business performance.

Share-based compensation expenses: The company has excluded share-based compensation expenses from its non-GAAP operating expenses and net income measurements. Although share-based compensation is a key incentive offered to the company’s employees and the company believes such compensation contributed to the revenue earned during the periods presented and also believes it will contribute to the generation of future period revenues, the company continues to evaluate its performance excluding share-based compensation expenses primarily because it represents a significant non-cash expense. Share-based compensation expenses will recur in future periods.

Intangible assets amortization expense: The company has excluded intangible assets amortization expense from its non-GAAP operating expenses and net income measurements primarily because it represents a non-cash expense and because the company evaluates its performance excluding intangible assets amortization expense. Amortization of intangible assets is consistent in amount and frequency but is significantly affected by the timing and size of the company’s acquisitions. Investors should note that the use of intangible assets contributed to the company’s revenues earned during the periods presented and will contribute to the company’s future period revenues as well. Intangible assets amortization expense will recur in future periods.

FORWARD LOOKING STATEMENTS
This news release contains "forward-looking statements" within the meaning of applicable federal securities law. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. The company can give no assurance that any actual or future results or events discussed in these statements will be achieved. Any forward-looking statements represent the company’s views only as of today and should not be relied upon as representing the company’s views as of any subsequent date. Readers are cautioned that such forward- looking statements are subject to a variety of risks and uncertainties that could cause the company’s actual results to differ materially from the statements contained in this release. Such forward-looking statements include, but are not limited to, Motorola Solutions’ financial outlook for the fourth quarter and full-year of 2023 (including with respect to Airwave revenue); the impact of the CMA's final decision regarding Airwave (including the appeal of the final decision to the CAT); and the impact of the COVID-19 pandemic, supply chain constraints and inflation, including the impact of actions taken by Motorola Solutions in response to such events, on Motorola Solutions' business and results of operations. Motorola Solutions cautions the reader that the risks and uncertainties below, as well as those in Part I Item 1A of Motorola Solutions' 2022 Annual Report on Form 10-K, Part II, Item 1A of Motorola Solutions' Quarterly Report on Form 10-Q for the Second Quarter of 2023 and in its other SEC filings available for free on the SEC’s website at www.sec.gov and on Motorola Solutions’ website at www.motorolasolutions.com, could cause Motorola Solutions’ actual results to differ materially from those estimated or predicted in the forward-looking statements. Many of these risks and uncertainties cannot be controlled by Motorola Solutions, and factors that may impact forward-looking statements include, but are not limited to: (i) the impact, including increased costs and potential liabilities, associated with changes in laws and regulations regarding privacy, data protection and information security; (ii) challenges relating to existing or future legislation and regulations pertaining to artificial intelligence (“AI”), AI-enabled products and the use of biometrics and other video analytics; (iii) the impact of government regulation of radio frequencies; (iv) audits and regulations and laws applicable to our U.S. government customer contracts and grants; (v) the impact, including additional compliance obligations, associated with existing or future telecommunications-related laws and regulations; (vi) the evolving state of environmental regulation relating to climate change, and the physical risks of climate change; (vii) impact of product regulatory and safety, consumer, worker safety and environmental laws; (viii) impact of tax matters; (ix) the continuing and future impact of the COVID-19 pandemic on our business; (x) impact of elevated inventory levels; (xi) additional compliance obligations and increased risk, costs and competition associated with the expansion of our technologies within our Products and Systems Integration and Software and Services segments (including, but not limited to, with respect to the CMA's final decision regarding Airwave and our actions in response to such decision, including the appeal of the final decision to the CAT); (xii) the effectiveness of our investments in new products and technologies; (xiii) the effectiveness of our strategic acquisitions, including the integrations of such acquired businesses; (xiv) increased cybersecurity threats, a security breach or other significant disruption of our IT systems or those of our outsource partners, suppliers or customers; (xv) our inability to protect our intellectual property or potential infringement of intellectual property rights of third parties; (xvi) our license of the MOTOROLA, MOTO, MOTOROLA SOLUTIONS and the Stylized M logo and all derivatives and formatives thereof from Motorola Trademark Holdings, LLC; (xvii) the global nature of our employees, customers, suppliers and outsource partners; (xviii) our use of third-parties to develop, design and/or manufacture many of our components and some of our products, and to perform portions of our business operations; (xix) the inability of our subcontractors to perform in a timely and compliant manner or adhere to our Human Rights Policy; (xx) our inability to purchase at acceptable prices a sufficient amount of materials, parts, and components, as well as software and services, to meet the demands of our customers, and any disruption to our suppliers or significant increase in the price of supplies; (xxi) risks related to our large, multi-year system and services contracts (including, but not limited to, with respect to the ESN and Airwave contracts); (xxii) the inability of our products to meet our customers’ expectations or regulatory or industry standards; (xxiii) impact of current global economic and political conditions in the markets in which we operate (including, but not limited to inflation); (xxiv) impact of returns on pension and retirement plan assets and interest rate changes; (xxv) inability to access the capital markets for financing on acceptable terms and conditions; (xxvi) inability to attract and retain senior management and key employees; and (xxvii) the return of capital to shareholders through dividends and/or repurchasing shares. Motorola Solutions undertakes no obligation to publicly update any forward-looking statement or risk factor, whether as a result of new information, future events or otherwise.

ABOUT MOTOROLA SOLUTIONS
Motorola Solutions is a global leader in public safety and enterprise security. Our solutions in land mobile radio communications, video security and command center, bolstered by managed & support services, create an integrated technology ecosystem to help make communities safer and businesses stay productive and secure. At Motorola Solutions, we’re ushering in a new era in public safety and security. Learn more at www.motorolasolutions.com.

MEDIA CONTACT
Alexandra Reynolds
Motorola Solutions
+1 312-965-3968
alexandra.reynolds@motorolasolutions.com

INVESTOR CONTACT
Tim Yocum
Motorola Solutions
+1 847-576-6899
Tim.Yocum@motorolasolutions.com

MOTOROLA, MOTOROLA SOLUTIONS and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license. All other trademarks are the property of their respective owners. ©2023 Motorola Solutions, Inc. All rights reserved.

GAAP-1
Motorola Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In millions, except per share amounts)

	Three Months Ended
	September 30, 2023	October 1, 2022
Net sales from products	$1,490	$1,439
Net sales from services	1,066	934
Net sales	2,556	2,373
Costs of products sales	658	659
Costs of services sales	618	683
Costs of sales	1,276	1,342
Gross margin	1,280	1,031
Selling, general and administrative expenses	380	378
Research and development expenditures	215	197
Other charges	7	20
Intangibles amortization	39	63
Operating earnings	639	373
Other income (expense):
Interest expense, net	(53)	(60)
Gains (losses) on sales of investments and businesses, net	(1)	1
Other, net	7	19
Total other expense	(47)	(40)
Net earnings before income taxes	592	333
Income tax expense	127	53
Net earnings	465	280
Less: Earnings attributable to non-controlling interests	1	1
Net earnings attributable to Motorola Solutions, Inc.	$464	$279
Earnings per common share:
Basic	$2.78	$1.67
Diluted	$2.70	$1.63
Weighted average common shares outstanding:
Basic	166.7	167.2
Diluted	171.7	171.5

	Percentage of Net Sales*
Net sales from products	58.3%	60.6%
Net sales from services	41.7%	39.4%
Net sales	100.0%	100.0%
Costs of products sales	44.2%	45.8%
Costs of services sales	58.0%	73.1%
Costs of sales	49.9%	56.6%
Gross margin	50.1%	43.4%
Selling, general and administrative expenses	14.9%	15.9%
Research and development expenditures	8.4%	8.3%
Other charges	0.3%	0.8%
Intangibles amortization	1.5%	2.7%
Operating earnings	25.0%	15.7%
Other income (expense):
Interest expense, net	(2.1)%	(2.5)%
Gains (losses) on sales of investments and businesses, net	—%	—%
Other, net	0.3%	0.8%
Total other expense	(1.8)%	(1.7)%
Net earnings before income taxes	23.2%	14.0%
Income tax expense	5.0%	2.2%
Net earnings	18.2%	11.8%
Less: Earnings attributable to non-controlling interests	—%	—%
Net earnings attributable to Motorola Solutions, Inc.	18.2%	11.8%
* Percentages may not add up due to rounding

GAAP-2
Motorola Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In millions, except per share amounts)

	Nine Months Ended
	September 30, 2023	October 1, 2022
Net sales from products	$4,063	$3,697
Net sales from services	3,066	2,708
Net sales	7,129	6,405
Costs of products sales	1,867	1,844
Costs of services sales	1,747	1,683
Costs of sales	3,614	3,527
Gross margin	3,515	2,878
Selling, general and administrative expenses	1,138	1,069
Research and development expenditures	640	577
Other charges	44	68
Intangibles amortization	137	194
Operating earnings	1,556	970
Other income (expense):
Interest expense, net	(164)	(171)
Gains (losses) on sales of investments and businesses, net	—	3
Other, net	46	50
Total other expense	(118)	(118)
Net earnings before income taxes	1,438	852
Income tax expense	321	75
Net earnings	1,117	777
Less: Earnings attributable to non-controlling interests	4	3
Net earnings attributable to Motorola Solutions, Inc.	$1,113	$774
Earnings per common share:
Basic	$6.66	$4.62
Diluted	$6.46	$4.50
Weighted average common shares outstanding:
Basic	167.2	167.5
Diluted	172.2	171.9

	Percentage of Net Sales*
Net sales from products	57.0%	57.7%
Net sales from services	43.0%	42.3%
Net sales	100.0%	100.0%
Costs of products sales	46.0%	49.9%
Costs of services sales	57.0%	62.1%
Costs of sales	50.7%	55.1%
Gross margin	49.3%	44.9%
Selling, general and administrative expenses	16.0%	16.7%
Research and development expenditures	9.0%	9.0%
Other charges	0.6%	1.1%
Intangibles amortization	1.9%	3.0%
Operating earnings	21.8%	15.1%
Other income (expense):
Interest expense, net	(2.3)%	(2.7)%
Gains (losses) on sales of investments and businesses, net	—%	—%
Other, net	0.6%	0.8%
Total other expense	(1.7)%	(1.8)%
Net earnings before income taxes	20.2%	13.3%
Income tax expense	4.5%	1.2%
Net earnings	15.7%	12.1%
Less: Earnings attributable to non-controlling interests	0.1%	—%
Net earnings attributable to Motorola Solutions, Inc.	15.6%	12.1%
* Percentages may not add up due to rounding

GAAP-3
Motorola Solutions, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)

	September 30, 2023	December 31, 2022
Assets
Cash and cash equivalents	$910	$1,325
Accounts receivable, net	1,667	1,518
Contract assets	1,092	974
Inventories, net	959	1,055
Other current assets	404	383
Total current assets	5,032	5,255
Property, plant and equipment, net	931	927
Operating lease assets	453	485
Investments	142	147
Deferred income taxes	1,047	1,036
Goodwill	3,278	3,312
Intangible assets, net	1,217	1,342
Other assets	336	310
Total assets	$12,436	$12,814
Liabilities and Stockholders' Equity
Current portion of long-term debt	$1,313	$1
Accounts payable	722	1,062
Contract liabilities	1,898	1,859
Accrued liabilities	1,355	1,638
Total current liabilities	5,288	4,560
Long-term debt	4,704	6,013
Operating lease liabilities	368	419
Other liabilities	1,700	1,691
Total Motorola Solutions, Inc. stockholders’ equity	362	116
Non-controlling interests	14	15
Total liabilities and stockholders’ equity	$12,436	$12,814

GAAP-4
Motorola Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In millions)

	Three Months Ended
	September 30, 2023	October 1, 2022
Operating
Net earnings	$465	$280
Adjustments to reconcile Net earnings to Net cash provided by operating activities:
Depreciation and amortization	86	108
Non-cash other charges	12	1
Loss on ESN fixed asset impairment	—	147
Share-based compensation expenses	52	45
Losses (gains) on sales of investments and businesses, net	1	(1)
Changes in assets and liabilities, net of effects of acquisitions, dispositions, and foreign currency translation adjustments:
Accounts receivable	(164)	(101)
Inventories	58	(83)
Other current assets and contract assets	(111)	(24)
Accounts payable, accrued liabilities and contract liabilities	217	116
Other assets and liabilities	(20)	(9)
Deferred income taxes	118	(91)
Net cash provided by operating activities	714	388
Investing
Acquisitions and investments, net	(2)	(19)
Proceeds from sales of investments and businesses, net	6	27
Capital expenditures	(65)	(70)
Net cash used for investing activities	(61)	(62)
Financing
Issuances of common stock	40	86
Purchases of common stock	(306)	(94)
Payments of dividends	(147)	(132)
Payments of dividends to non-controlling interests	(1)	—
Net cash used for financing activities	(414)	(140)
Effect of exchange rate changes on total cash and cash equivalents	(39)	(81)
Net increase in total cash and cash equivalents	200	105
Cash and cash equivalents, beginning of period	710	717
Cash and cash equivalents, end of period	$910	$822

GAAP-5
Motorola Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In millions)

	Nine Months Ended
	September 30, 2023	October 1, 2022
Operating
Net earnings	$1,117	$777
Adjustments to reconcile Net earnings to Net cash provided by operating activities:
Depreciation and amortization	271	331
Non-cash other charges	8	20
Loss on ESN fixed asset impairment	—	147
Share-based compensation expenses	160	126
Gain on sales of investments and businesses, net	—	(3)
Loss from the extinguishment of long-term debt	—	6
Changes in assets and liabilities, net of effects of acquisitions, dispositions, and foreign currency translation adjustments:
Accounts receivable	(154)	5
Inventories	94	(360)
Other current assets and contract assets	(140)	(38)
Accounts payable, accrued liabilities and contract liabilities	(534)	(183)
Other assets and liabilities	(21)	(66)
Deferred income taxes	(2)	(212)
Net cash provided by operating activities	799	550
Investing
Acquisitions and investments, net	(12)	(590)
Proceeds from sales of investments and businesses, net	12	38
Capital expenditures	(172)	(183)
Net cash used for investing activities	(172)	(735)
Financing
Net proceeds from issuance of debt	—	595
Repayments of debt	(1)	(283)
Issuances of common stock	76	137
Purchases of common stock	(670)	(749)
Payments of dividends	(443)	(398)
Payments of dividends to non-controlling interests	(5)	(6)
Net cash used for financing activities	(1,043)	(704)
Effect of exchange rate changes on total cash and cash equivalents	1	(163)
Net decrease in total cash and cash equivalents	(415)	(1,052)
Cash and cash equivalents, beginning of period	1,325	1,874
Cash and cash equivalents, end of period	$910	$822

Non-GAAP-1
Motorola Solutions, Inc. and Subsidiaries
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(In millions)

	Three Months Ended		Nine Months Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Net cash provided by operating activities	$714	$388	$799	$550
Capital expenditures	(65)	(70)	(172)	(183)
Free cash flow	$649	$318	$627	$367

Non-GAAP-2
Motorola Solutions, Inc. and Subsidiaries
Reconciliation of Net Earnings Attributable to MSI to Non-GAAP Net Earnings Attributable to MSI
(In millions)

		Three Months Ended		Nine Months Ended
	Statement Line	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Net earnings attributable to MSI		$464	$279	$1,113	$774
Non-GAAP adjustments before income taxes:
Share-based compensation expenses	Cost of sales, SG&A and R&D	$52	$45	$160	$126
Intangible assets amortization expense	Intangibles amortization	39	63	137	194
Investment impairments	Other (income) expense	7	—	16	1
Fair value adjustments to equity investments	Other (income) expense	7	5	(12)	35
Reorganization of business charges	Cost of sales and Other charges (income)	6	14	22	31
Hytera-related legal expenses	SG&A	3	15	13	25
Acquisition-related transaction fees	Other charges (income)	1	2	3	16
Legal settlements	Other charges (income)	1	12	1	23
Gains (losses) on sales of investments	(Gain) or loss on sales of investments and businesses, net	1	(1)	—	(3)
Environmental reserve expense	Other charges (income)	—	—	15	—
Operating lease asset impairments	Other charges (income)	—	4	4	16
Fixed asset impairments	Other charges (income)	—	1	3	12
Adjustments to uncertain tax positions	Interest income, net	—	1	—	(1)
Loss on ESN fixed asset impairment	Cost of sales	—	147	—	147
Loss from extinguishment of long-term debt	Other (income) expense	—	—	—	6
Gain on Hytera legal settlement	Other charges (income)	—	—	—	(13)
Gain on TETRA Ireland equity method investment	Other (income) expense	—	—	—	(21)
Total Non-GAAP adjustments before income taxes		$117	$308	$362	$594
Income tax expense on Non-GAAP adjustments		34	73	86	206
Total Non-GAAP adjustments after income taxes		83	235	276	388
Non-GAAP Net earnings attributable to MSI		$547	$514	$1,389	$1,162

Calculation of Non-GAAP Tax Rate
(In millions)

	Three Months Ended		Nine Months Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Net earnings before income taxes	$592	$333	$1,438	$852
Total Non-GAAP adjustments before income taxes*	117	308	362	594
Non-GAAP Net earnings before income taxes	709	641	1,800	1,446
Income tax expense	127	53	321	75
Income tax expense on Non-GAAP adjustments**	34	73	86	206
Total Non-GAAP Income tax expense	161	126	407	281
Non-GAAP Tax rate	22.7%	19.7%	22.6%	19.4%
*See reconciliation on Non-GAAP-2 table above for detail on Non-GAAP adjustments before income taxes
**Income tax impact of highlighted items

Non-GAAP-2
Reconciliation of Earnings Per Share to Non-GAAP Earnings Per Share*

		Three Months Ended		Nine Months Ended
	Statement Line	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Net earnings attributable to MSI		$2.70	$1.63	$6.46	$4.50
Non-GAAP adjustments before income taxes:
Share-based compensation expenses	Cost of sales, SG&A and R&D	$0.30	$0.26	$0.92	$0.73
Intangible assets amortization expense	Intangibles amortization	0.22	0.37	0.79	1.13
Investment impairments	Other (income) expense	0.04	—	0.09	0.01
Fair value adjustments to equity investments	Other (income) expense	0.04	0.03	(0.07)	0.21
Reorganization of business charges	Cost of sales and Other charges (income)	0.03	0.08	0.13	0.18
Hytera-related legal expenses	SG&A	0.02	0.09	0.08	0.15
Acquisition-related transaction fees	Other charges (income)	0.01	0.01	0.02	0.09
Legal settlements	Other charges (income)	0.01	0.07	0.01	0.14
Gains (losses) on sales of investments	(Gain) or loss on sales of investments and businesses, net	0.01	(0.01)	—	(0.02)
Environmental reserve expense	Other charges (income)	—	—	0.09	—
Operating lease asset impairments	Other charges (income)	—	0.02	0.02	0.09
Fixed asset impairments	Other charges (income)	—	0.01	0.02	0.07
Adjustments to uncertain tax positions	Interest income, net	—	0.01	—	(0.01)
Loss on ESN fixed asset impairment	Cost of sales	—	0.86	—	0.86
Loss from extinguishment of long-term debt	Other (income) expense	—	—	—	0.03
Gain on Hytera legal settlement	Other charges (income)	—	—	—	(0.08)
Gain on TETRA Ireland equity method investment	Other (income) expense	—	—	—	(0.12)
Total Non-GAAP adjustments before income taxes		$0.68	$1.80	$2.10	$3.46
Income tax expense on Non-GAAP adjustments		0.19	0.43	0.50	1.20
Total Non-GAAP adjustments after income taxes		0.49	1.37	1.60	2.26
Non-GAAP Net earnings attributable to MSI		$3.19	$3.00	$8.06	$6.76

Diluted Weighted Average Common Shares		171.7	171.5	172.2	171.9
*Indicates Non-GAAP Diluted EPS

Non-GAAP-3
Motorola Solutions, Inc. and Subsidiaries
Reconciliations of Operating Earnings to Non-GAAP Operating Earnings and Operating Margin to Non-GAAP Operating Margin
(In millions)

	Three Months Ended
	September 30, 2023			October 1, 2022
	Products and Systems Integration	Software and Services	Total	Products and Systems Integration	Software and Services	Total
Net sales	$1,612	$944	$2,556	$1,529	$844	$2,373
Operating earnings ("OE")	$364	$275	$639	$303	$70	$373
Above OE non-GAAP adjustments:
Share-based compensation expenses	38	14	52	33	12	45
Intangible assets amortization expense	9	30	39	15	48	63
Reorganization of business charges	5	1	6	3	11	14
Hytera-related legal expenses	3	—	3	15	—	15
Legal settlements	1	—	1	3	9	12
Acquisition-related transaction fees	—	1	1	1	1	2
Operating lease asset impairments	—	—	—	2	2	4
Fixed asset impairments	—	—	—	—	1	1
Loss on ESN fixed asset impairment	—	—	—	—	147	147
Total above-OE non-GAAP adjustments	56	46	102	72	231	303
Operating earnings after non-GAAP adjustments	$420	$321	$741	$375	$301	$676

Operating earnings as a percentage of net sales - GAAP	22.6%	29.1%	25.0%	19.8%	8.3%	15.7%
Operating earnings as a percentage of net sales - after non-GAAP adjustments	26.1%	34.0%	29.0%	24.5%	35.7%	28.5%

Non-GAAP-4
Motorola Solutions, Inc. and Subsidiaries
Reconciliations of Operating Earnings to Non-GAAP Operating Earnings and Operating Margin to Non-GAAP Operating Margin
(In millions)

	Nine Months Ended
	September 30, 2023			October 1, 2022
	Products and Systems Integration	Software and Services	Total	Products and Systems Integration	Software and Services	Total
Net sales	$4,352	$2,777	$7,129	$3,918	$2,487	$6,405
Operating earnings ("OE")	$752	$804	$1,556	$460	$510	$970
Above-OE non-GAAP adjustments:
Share-based compensation expenses	116	44	160	92	34	126
Intangible assets amortization expense	32	105	137	45	149	194
Reorganization of business charges	22	—	22	17	14	31
Environmental reserve expense	10	5	15	—	—	—
Hytera-related legal expenses	13	—	13	25	—	25
Operating lease asset impairments	3	1	4	13	3	16
Acquisition-related transaction fees	—	3	3	8	8	16
Fixed asset impairments	2	1	3	9	3	12
Legal settlements	1	—	1	3	20	23
Loss on ESN fixed asset impairment	—	—	—	—	147	147
Gain on Hytera legal settlement	—	—	—	(13)	—	(13)
Total above-OE non-GAAP adjustments	199	159	358	199	378	577
Operating earnings after non-GAAP adjustments	$951	$963	$1,914	$659	$888	$1,547

Operating earnings as a percentage of net sales - GAAP	17.3%	29.0%	21.8%	11.7%	20.5%	15.1%
Operating earnings as a percentage of net sales - after non-GAAP adjustments	21.9%	34.7%	26.8%	16.8%	35.7%	24.2%

Non-GAAP-5
Motorola Solutions, Inc. and Subsidiaries
Reconciliation of Revenue to Non-GAAP Organic Revenue
(In millions)

	Three Months Ended
	September 30, 2023	October 1, 2022	% Change
Net sales	$2,556	$2,373	8%
Non-GAAP adjustments:
Sales from acquisitions	20	1
Organic revenue	$2,536	$2,372	7%

	Nine Months Ended
	September 30, 2023	October 1, 2022	% Change
Net sales	$7,129	$6,405	11%
Non-GAAP adjustments:
Sales from acquisitions	87	6
Organic revenue	$7,042	$6,399	10%